EXHIBIT 99.1


HEALTH EQUITY PROPERTIES
Post Office Box 348
915 West Fourth Street
Winston-Salem, NC  27102



                      FOR IMMEDIATE RELEASE


For more information, contact William G. Benton or Jody Ragan at

                         (910) 723-7580


     HEALTH EQUITY PROPERTIES AND OMEGA HEALTHCARE INVESTORS

          ANNOUNCE PLANNED MERGER OF HEALTH CARE REITS

     (Winston-Salem, NC) June 17, 1994 - Health Equity Properties

(NYSE-EQP) and Omega Healthcare Investors (NYSE-OHI) today

jointly announced the signing of a definitive agreement to merge the two health care REITS in a tax-free, stock-for-stock

transaction.

     Under the terms of the merger agreement, unanimously

approved by the boards of both companies, Health Equity

Properties stockholders will receive 0.393 shares of Omega

Healthcare Investors common stock in exchange for each Health

Equity Properties share held.  Following the merger, there will be approximately 15,500,000 shares of Omega's common stock

outstanding.  Revenue of the combined firm will total

approximately $48 million and equity capital will be

approximately $340 million.

     Health Equity will be merged into Omega and the combined

portfolio of health care investments will include investments in

153 health care facilities in 19 states, operated by 17

independent health care operating companies.  The merger is the first of its kind between two publicly-held health care REITs and will result in one firm with a market capitalization of

approximately $390 million.

                             (MORE)


     In a joint statement, Essel W. Bailey, Jr., and William G.

Benton, Omega's and Health Equity's Chief Executive Officers,

respectively, noted that the benefits of the proposed merger of the two companies offered significantly enhanced opportunities to grow through greater financial resources and enhanced access to capital, coupled with a low level of debt.  "The combination will provide our stockholders with a more balanced investment

portfolio, with no state and no single operator representing more than 15% of investments or revenues.  This combination will

further diversify our portfolio and build on existing knowledge,

as well as Omega's expertise in Indiana investments.  It will enable significant additional investments with middle market operators of nursing homes and subacute facilities."

     If the merger is consummated, Robert L. Parker and Essel W.

Bailey, Jr., will continue as the Chairman of the Board and Chief

Executive Officer, respectively, and the combined entities' board of directors will consist of the current Omega directors.

     The transaction is conditioned upon approval by the

stockholders of both companies.  Stockholder meetings to vote on the proposed merger transaction are anticipated during the third quarter of 1994.  NatWest Securities, Inc. and Bear, Stearns &

Co., Inc. are serving as financial advisors to Omega Healthcare

Investors and Equitable Securities Corporation is serving in the same capacity to Health Equity Properties.

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